Exhibit 99

Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. NAMES JOHN WHITE
AS EXECUTIVE VICE PRESIDENT OF OPERATIONS

CHATTANOOGA, Tenn. (October 9, 2006) - U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) today announced the appointment of John White as the corporation’s Executive Vice President of Operations. Since joining the company in June 2005, Mr. White has served as the Vice President of Operations for U.S. Xpress, Inc., with the primary responsibility of overseeing truckload operations.

“John is an integral part of the improvements we have achieved within our truckload operation,” said U.S. Xpress Enterprises, Inc. Co-Chairman and CEO Max Fuller. “Over the past four years, we have been making the transition at U.S. Xpress from the traditional long-haul market to feature more specialized services, including dedicated contract carriage, time-definite on-demand service, regional operations and expedited rail. We also have refocused the services offered by our Xpress Global Systems subsidiary. John joined us at an important point in this process and his leadership has made a true difference, especially in coordinating our expanded truckload offerings to a greater level of overall performance.”

In addition to continuing his current responsibilities with the Company’s truckload operations, Mr. White is expected to work with the affiliated companies within U.S. Xpress Enterprises, Inc. in an effort to develop profitable synergies between the affiliates.

“John has demonstrated his talent for efficiently managing the Company’s variety of services and identifying cross-functional opportunities for growth,” said U.S. Xpress Co-Chairman Patrick Quinn. “We believe that John will help us in further developing strategies that will promote additional growth in our affiliated companies and services.”

“I appreciate the trust the Company’s leadership has placed in my abilities. I look forward to the opportunity to work closely with the affiliated companies within the U.S. Xpress Enterprises family,” said Mr. White.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 500 trucks primarily in the Eastern United States. U.S. Xpress has a 49% equity ownership interest in Abilene Motor Express, Inc., a truckload carrier that provides medium length of haul and dedicated dry van truck services, primarily in the eastern United States with a fleet of approximately 170 trucks. Please visit the Company's website at www.usxpress.com.

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4080 Jenkins Road, Chattanooga, TN  37421
423.5410.3000

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